UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2006

GENENTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-09813	94-2347624
(Commission File No.)	(IRS Employer Identification No.)
1 DNA Way
South San Francisco, California 94080-4990
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (650) 225-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Bonus Program
     We maintain a bonus program administered annually by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The purpose of the bonus program is to reward employees for successful achievement of certain corporate goals. The Compensation Committee historically sets a one year performance period to run from January 1 through December 31 and establishes in advance a list of specific corporate goals for that period as well as specific bonus amounts tied to each goal. The extent to which these corporate goals are achieved determines the amount of funds available in the bonus pool. The bonus pool is allocated among eligible employees based on recommendations from management and approval by the Compensation Committee.
     All employees working 20 hours or more per week (except for interns, post-doctoral fellows, employees covered by a sales compensation plan, temporary employees and employees hired after September 27, 2007), including all of our named executive officers, are eligible to participate in the fiscal year 2007 annual bonus program. Eligible employees must remain employed by Genentech at the time awards are paid out under the program in order to receive their awards, if any. The Compensation Committee may modify, amend, revoke or suspend the annual bonus program at any time in its sole discretion.
     On December 15, 2006, the Compensation Committee approved corporate goals and associated bonus target amounts for fiscal year 2007. The Compensation Committee approved specific targets and goals in the following five categories, weighted as indicated: (i) corporate/financial goals, including growth in earnings per share (on a non-GAAP basis, subject to certain adjustments), achievement of pre-tax operating margin targets and tax reduction plans, completion of our announced Tanox transaction and an increase in organizational effectiveness (30%); (ii) research and development goals relating to projects in our pipeline (35%); (iii) commercial goals relating to product sales, expenses and processes (15%); (iv) product manufacturing and regulatory, quality and compliance goals relating to product inventory levels, regulatory approvals and other manufacturing matters (15%); and (v) employee development goals relating to internal survey data and our values and culture (5%).
     The weighting percentages are set based on benchmark data from pharmaceutical and biotechnology companies obtained from an independent survey source. An additional amount may be added to the bonus pool if we achieve earnings per share growth (on a non-GAAP basis, subject to certain adjustments) and operating revenue growth that is above the median of those same financial measures from a group of fourteen peer companies in the pharmaceutical and biotechnology industries, some of which also act as the source of the benchmark data described above.
     The actual bonuses payable for fiscal year 2007, if any, will vary depending on the extent to which actual performance meets, exceeds, or falls short of the corporate goals approved by the Compensation Committee. Management and the Compensation Committee retain the discretion to increase, reduce or eliminate the bonus that otherwise might be payable to any individual based on actual performance as compared to pre-established goals. The specific amounts payable to participants in the bonus program, including named executive officers, have not been determined.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Genentech, Inc.
Dated: December 21, 2006	By:	/s/ Stephen G. Juelsgaard
Stephen G. Juelsgaard
Executive Vice President, General Counsel, Secretary and Chief Compliance Officer